UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 29549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 18, 2007
THE CATO CORPORATION

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State of Other Jurisdiction of Incorporation)

1-31340	56-0484485

(Commission File Number)	(IRS Employer Identification No.)

8100 Denmark Road, Charlotte, North Carolina	28273-5975

(Address of Principal Executive Offices)	(Zip Code)
(704) 554-8510

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As disclosed in the Current Report on Form 8-K filed by The Cato Corporation (the “Company”) on November 1, 2006, Reynolds C. Faulkner resigned from his position as Executive Vice President and Chief Financial Officer of the Company as of October 30, 2006. In connection with the resignation, the Company and Mr. Faulkner entered into a Separation and Confidentiality Agreement and General Release (the “Agreement”), dated April 18, 2007 (the “Execution Date”). A summary of the material terms of the Agreement is provided below.
Pursuant to the Agreement, the Company paid Mr. Faulkner a total of $750,000, comprised of (i) $29,196.12 paid to Mr. Faulkner in November 2006, (ii) $583,303.88 for settlement of any wage, bonus, stock, severance or employment claims, and (iii) $137,500 for the release by Mr. Faulkner of any other current or future claims that he may have against the Company and its affiliates, except that $3,357.86 was withheld to pay Mr. Faulkner’s share of health insurance premiums, as described below.
Mr. Faulkner’s health insurance coverage will continue on the same basis and at the same level as provided to current associates of the Company from October 31, 2006 through the earlier of October 31, 2007 or until Mr. Faulkner becomes eligible for another employer’s group health insurance benefits. If Mr. Faulkner becomes eligible for another employer’s group health insurance benefits before October 31, 2007, the Company will pay to Mr. Faulkner any portion of the withheld $3,357.86 that has not been previously applied to the premiums.
Mr. Faulkner is not entitled to receive any other compensation, benefits or payments from the Company.
The Agreement also contains general release, confidentiality and no solicitation provisions.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CATO CORPORATION

April 24, 2007	/s/John P. D. Cato

John P. D. Cato Chairman, President and Chief Executive Officer

April 24, 2007	/s/Thomas W. Stoltz

Thomas W. Stoltz Executive Vice President, Chief Financial Officer

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